Exhibit 97.1
Physicians Realty Trust
Executive Officer Incentive Compensation Recovery Policy

I.Purpose
The Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) of Physicians Realty Trust (the “Company”), has adopted this policy (this “Policy”) which requires the recovery of certain executive compensation in the event that the Company is required to prepare an Accounting Restatement (as defined below). References herein to the Company also include all of its consolidated direct and indirect subsidiaries. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder, and Section 303A.14 of the New York Stock Exchange (the “NYSE”) Listed Company Manual (“Section 303A.14”) and will be interpreted and applied accordingly. This Policy shall be effective as of October 2, 2023, the effective date of Section 303A.14 (the “Effective Date”).
II.Administration
This Policy will be administered by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Committee will be final and binding on all affected individuals. Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
III.Covered Persons
This Policy applies to the Company’s current and former executive officers, as determined pursuant to Rule 16a-1(f) promulgated under the Exchange Act and including executive officers identified under Item 401(b) of Regulation S-K (“Executive Officers,” and together with any former Executive Officer, the “Covered Persons”). Each Executive Officer shall be required to sign and return to the Company within 30 calendar days following the later of (i) the Effective Date or (ii) the date of the individual becomes an Executive Officer the Acknowledgement Form attached hereto as Exhibit A, pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy. Failure by an Executive Officer to execute an Acknowledgement Form does not impact the applicability or enforceability of this Policy. The Committee, in its sole discretion, may determine to apply this Policy to employees who are not Executive Officers, in which case, references to “Covered Persons” in this Policy shall include any such employees.
IV.Recoupment upon an Accounting Restatement
If the Company is required to prepare an Accounting Restatement, the Company will recover reasonably promptly all Erroneously Awarded Compensation from each Covered Person, unless the Committee determines in accordance with Section VI below that such recovery is impracticable.
For purposes of the foregoing:
•“Accounting Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or to correct an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, within the meaning of Rule 10D-1 and Section 303A.14. For the avoidance of doubt, an Accounting Restatement will not be deemed to occur in the event of a restatement of the Company’s financial statements due to an out-of-period adjustment or due to a retrospective (i)

application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; or (v) revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.
•“Covered Incentive Compensation” means Incentive Compensation Received on or after the Effective Date by a person: (i) after beginning service as an Executive Officer or, at the discretion of the Committee, as a non-Executive Officer employee, (ii) who served as an Executive Officer, or, at the discretion of the Committee, as a non-Executive Officer employee, at any time during the performance period for that Incentive Compensation, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare the Accounting Restatement (or such longer period as required under Section 303A.14 in the event the Company changes its fiscal year). The date that the Company is required to prepare the Accounting Restatement will be the earlier of (x) the date the Board concluded or reasonably should have concluded that the Accounting Restatement is required, and (y) the date a court, regulator or other authorized body directs the Company to prepare the Accounting Restatement. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed with the U.S. Securities and Exchange Commission (“SEC”).
•“Erroneously Awarded Compensation” means the amount of Covered Incentive Compensation that was Received by each Covered Person in excess of the Covered Incentive Compensation that would have been Received by the Covered Person had such Covered Incentive Compensation been determined based on the restated Financial Reporting Measure following an Accounting Restatement, computed without regard to taxes paid. For this purpose, if the amount of Covered Incentive Compensation that is Received by a Covered Person was based on the Company’s stock price or total shareholder return and is not subject to mathematical recalculation directly from the Accounting Restatement, the amount to be recovered as Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the Financial Reporting Measure upon which the Covered Incentive Compensation was Received. The Company must maintain all documentation of the determination of any such reasonable estimate and provide such documentation to the NYSE when required.
•“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with Generally Accepted Accounting Principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from any such measure, and (ii) the Company’s stock price and the total stockholder return of the Company. A measure, however, need not be presented within the financial statements or included in a filing with the SEC to constitute a Financial Reporting Measure.
•“Incentive Compensation” means any compensation (such as cash, restricted stock units or other equity awards under the Company’s incentive plans awarded to a Covered Person) that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Compensation shall also be deemed to include any amounts which were determined based on (or were otherwise calculated by reference to) Incentive Compensation (including, without limitation, any amounts under any long-term disability, life insurance or supplemental retirement plan or any notional account that is based on Incentive Compensation, as well as any earnings accrued thereon). For the avoidance of doubt, base salaries, bonuses or equity awards paid solely upon satisfying one or more subjective standards, non-financial measures (such as strategic or operational measures) or continued employment are not considered Incentive Compensation.
•Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in such Incentive Compensation is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

Recoupment of Erroneously Awarded Compensation pursuant to this Policy is made on a “no fault” basis, without regard to whether any misconduct occurred or whether any Covered Person has responsibility for the noncompliance that resulted in the Accounting Restatement.
V.Method of Recoupment
The Committee will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder, which may include, without limitation, any of the following, to the extent permitted by applicable law:
•Requiring reimbursement of cash Incentive Compensation previously paid;
•Seeking recovery of any gain or value realized on or since the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Person (including, without limitation, any severance otherwise payable by the Company to the Covered Person);
•Making a deduction from the Covered Person’s salary;
•Requiring the Covered Person to transfer back to the Company any shares the Covered Person received pursuant to an equity award;
•Requiring the Covered Person to surrender to the Company any shares being held pursuant to stock ownership guidelines;
•Cancelling, or reducing the number of shares subject to, or the value of, outstanding vested or unvested equity awards; and/or
•Taking any other remedial and recovery action permitted by law, as determined by the Committee.

The Committee will consider Section 409A of the U.S. Internal Revenue Code of 1986, as amended, prior to offsetting recouped amounts against future payments of deferred compensation. In addition, the Committee may, in its sole discretion, determine whether and to what extent additional action is appropriate to address the circumstances surrounding the noncompliance so as to minimize the likelihood of any recurrence.
VI.Impracticability
The Committee will recover any Erroneously Awarded Compensation in accordance with this Policy unless the Committee determines that such recovery would be impracticable because (i) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, (ii) recovery would violate an applicable home country law adopted prior to November 28, 2022, or (iii) recovery would likely cause an otherwise tax-qualified, broad-based retirement plan of the Company to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. Before concluding that it would be impracticable to recover any Erroneously Awarded Compensation based on the expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, and the Company shall document such reasonable attempt(s) to recover and provide that documentation to the NYSE when required. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of law, the Committee shall engage legal counsel experienced and qualified to practice law in the applicable jurisdiction (if such counsel is acceptable to the NYSE) to render an opinion that recovery would result in a violation of law and shall provide such opinion to the NYSE. The Company shall provide funding for the fees and expenses of such legal counsel as approved by the Committee.

VII.No Indemnification or Insurance
Neither the Company nor any of its subsidiaries or affiliates shall indemnify any Covered Person against the loss of any Erroneously Awarded Compensation. Further, neither the Company nor any of its subsidiaries or affiliates shall pay or reimburse any Covered Person for any insurance policy entered into by a Covered Person that provides for full or partial coverage of any recoupment obligation under this Policy.

VIII.Amendment; Termination
The Board or the Committee may amend this Policy from time to time in its discretion in any manner consistent with applicable law and regulation. The Board or Committee may terminate this Policy at any time when the Company does not have a class of securities listed on a national securities exchange or a national securities association.
IX.Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company (a) under applicable law, regulation or rule, (b) pursuant to the terms of any recoupment provision in any employment agreement, severance agreement, equity award agreement, bonus plan, or similar agreement or plan, and (c) any other legal remedies available to the Company. Further, the provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy.
X.Successors
This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators, or other legal representatives.
XI. Disclosure
The circumstances of any recoupment pursuant to this Policy will be publicly disclosed where required by Rule 10D-1, Item 402 of Regulation S-K and Section 303A.14. In accordance with Rule 10D-1, the Policy shall be filed with the SEC as an exhibit to the Company’s Form 10-K, as provided in Item 601(b) of Regulation S-K.

XII. Change of Listing

In the event that the Company lists its securities on any national securities exchange or national securities association other than the NYSE, all references to “NYSE” in this Policy shall mean each national securities exchange or national securities association upon which the Company has a class of securities then listed and “Section 303A.14” shall mean the rule(s) relating to recovery of erroneously awarded compensation under the listing rules of such other applicable exchange or association.

XIII. Severability

If any provision of this Policy or the application of such provision to any Covered Person shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

Exhibit A

Physicians Realty Trust
Executive Officer Incentive Compensation Recovery Policy Acknowledgment Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Physicians Realty Trust Executive Officer Incentive Compensation Recovery Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy. By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company, notwithstanding any terms of any other employment agreement, offer letter, arrangement, plan, policy or other agreement of any kind that the undersigned may have, or in the future have, with the Company or any of its subsidiaries or affiliates. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by the Policy and in a manner permitted by the Committee. The undersigned understands that the Company may not provide indemnification, insurance or other reimbursement for any Erroneously Awarded Compensation that is subject to recoupment under the Policy. Finally, the undersigned acknowledges that the Policy may be amended from time to time in accordance with the terms thereof and the undersigned shall remain subject to the Policy, as so amended, in all respects.

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